Exhibit 8(a)

Simpson Thacher & Bartlett llp
600 Travis Street, Suite 5400 Houston, TX 77002-3009
telephone: +1-713-821-5650 facsimile: +1-713-821-5602
Direct Dial Number	E-mail Address

June 20, 2024

American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, Ohio 43215

Ladies and Gentlemen:
We have acted as special tax counsel to American Electric Power Company, Inc., a New York corporation (the “Company”), in connection with the offering of $400,000,000 aggregate principal amount of 7.050% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures, Series A, due 2054 (the “Series A Debentures”) and $600,000,000 aggregate principal amount of its 6.950% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures, Series B, due 2054 (the “Series B Debentures,” and collectively with the Series A Debentures, the “Debentures”) issued by the Company, described in the Registration Statement on Form S-3 (File No. 333-275345) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated November 6, 2023 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated June 17, 2024 relating to the Debentures (together with the Base Prospectus, the “Preliminary Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Securities and Exchange Commission (the “Commission”) under the Securities Act, and the prospectus supplement dated June 17, 2024 relating to the Debentures (together with the Base Prospectus, the “Prospectus”),

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filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, in each case, including the documents filed under the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Preliminary Prospectus and the Prospectus, as the case may be.
We have examined (i) the Registration Statement; (ii) the Preliminary Prospectus; (iii) the Prospectus; (iv) the pricing term sheet dated June 17, 2024 relating to the Debentures (together with the Preliminary Prospectus, the “Pricing Disclosure Package”), filed by the Company as a free writing prospectus pursuant to Rule 433 of the rules and regulations of the Commission under the Securities Act; (v) the Junior Subordinated Indenture, dated as of March 1, 2008 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Supplemental Indenture No. 6, dated as of June 20, 2024 (together with the Base Indenture, the “Indenture”), between the Company and the Trustee establishing the terms of the Debentures; (vi) duplicates of the global debentures representing the Debentures; and (vii) the Underwriting Agreement, dated June 17, 2024 (the “Underwriting Agreement”), between the Company and the several underwriters named in Exhibit 1 thereto. We have relied as to matters of fact upon the representations and warranties contained in the Underwriting Agreement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement.

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In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the statements made in each of the Pricing Disclosure Package and the Prospectus under the caption “Certain U.S. Federal Income Tax Considerations,” insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters in all material respects.
We do not express any opinion herein concerning any law other than the federal income tax law of the United States.
We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP